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                                                                    EXHIBIT 11.1

                                 STEELCASE INC.

    STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                        (IN MILLIONS, EXCEPT SHARE DATA)

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
                                       YEAR ENDED                 SIX MONTHS ENDED
                         -------------------------------------- ---------------------
                         FEBRUARY 28, FEBRUARY 23, FEBRUARY 28, AUGUST 23, AUGUST 29,
                             1995         1996         1997        1996       1997
                         ------------ ------------ ------------ ---------- ----------
Net income..............   $   64.2     $  123.5     $   27.7    $   67.6   $  113.6
Preferred Stock divi-
 dends..................      (19.7)       (19.7)       (19.7)       (9.8)      (9.8)
                           --------     --------     --------    --------   --------
Net Income attributable
 to holders of Common
 Stock .................   $   44.5     $  103.8     $    8.0    $   57.8   $  103.8
                           ========     ========     ========    ========   ========
Weighted average shares
 of Common Stock out-
 standing ..............    200,828      200,732      200,906     200,732    201,150
                           ========     ========     ========    ========   ========
Net income per share of
 Common Stock...........   $    222     $    517     $     40    $    288   $    516
                           ========     ========     ========    ========   ========
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